UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB Number:             3235-0145
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                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                               (Amendment No. 3)*


                                 DENDREON, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    24823Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 24823Q107                    13G                    Page 2 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          84,638
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            84,638
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  84,638
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .19%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          84,638
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            84,638
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

84,638
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .19%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 4 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          24,855
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            24,855
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  24,855
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .06%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 5 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                 24,855
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                   24,855
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  24,855
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .06%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 6 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           40,243
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          109,493
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         40,243
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            109,493
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  149,736
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .33%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 7 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Harold R. Werner
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          109,493
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            109,493
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  109,493
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .24%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 8 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Crouse
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           96,805
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          109,493
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         96,805
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            109,493
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  206,298
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .46%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 24823Q107                    13G                    Page 9 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  John W. Littlechild
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           5,822
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          109,493
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         5,822
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            109,493
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  116,835(1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .26%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
----------
(1) Includes (i) 760 shares of the Common Stock held by the S.G. Littlechild Trust (the "SG Trust"). Mr. Littlechild's wife is the Trustee of the SG Trust. Mr. Littlechild may be deemed to beneficially own those shares owned by the SG Trust. Mr. Littlechild disclaims beneficial ownership of those shares owned by the SG Trust; and (ii) 760 shares of the Common Stock held by the L.J. Littlechild Trust (the "LJ Trust"). Mr. Littlechild's wife is the Trustee of the LJ Trust. Mr. Littlechild may be deemed to beneficially own those shares owned by the LJ Trust. Mr. Littlchild disclaims beneficial ownership of those shares owned by the LJ Trust.

CUSIP No. 24823Q107                    13G                   Page 10 of 12 Pages

Item 1(a).  Name of Issuer:

                           Dendreon Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           3005 First Avenue
                           Seattle, Washington 98121

            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                  HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A, which is a copy of their agreement in writing to file this statement on behalf of each of them(2).

            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  The business address for HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02339.

            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                  HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                  Common Stock par value $.001 (the "Shares")
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                  24823Q107

            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a: Not Applicable

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

----------
(2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP III and HCP IV, the general partner of each of HCV III and HCV IV, respectively, the record holders of the Issuer's securities.

CUSIP No. 24823Q107                    13G                   Page 11 of 12 Pages

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                  As of December 31, 2003: HCV III and HCP III beneficially owned 84,638 Shares; HCV IV and HCP IV, beneficially owned 24,855 Shares; Dr. Cavanaugh beneficially owned 149,736 Shares; Mr. Werner beneficially owned 109,493 Shares; Mr. Crouse beneficially owned 206,298 Shares consisting of 141,298 Shares of the Issuer's Common Stock and immediately exercisable options to purchase 65,000 Shares of the Issuer's Common Stock; and Mr. Littlchild beneficially owned 116,835, which includes 760 Shares owned by the SG Trust and 760 Shares owned by the LJ Trust (together, the "Trusts"). Mr. Littlechild's wife is the Trustee of these Trusts and Mr. Littlechild disclaims beneficial ownership of those Shares owned by the Trusts.

          ----------------------------------------------------------------------

     (b)  Percent of class:

                  As of December 31, 2003: the 84,638 Shares beneficially owned by HCV III and HCP III constituted .19% of the Shares outstanding; the 24,855 Shares beneficially owned by HCV IV and HCP IV constituted .06% of the Shares outstanding; the 149,736 Shares beneficially owned by Dr. Cavanaugh constituted .33% of the Shares outstanding; the 109,493 Shares beneficially owned by Mr. Werner constituted .24% of the Shares outstanding; the 206,298 Shares beneficially owned by Mr. Crouse constituted .46% of the Shares outstanding; and the 116,835 Shares beneficially owned (including those Shares owned by the Trust)constituted .26% of the Shares outstanding.
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                Dr. Cavanaugh has the sole power to vote or direct the vote as to the 40,243 Shares beneficially owned by him.

                Mr. Crouse has the sole power to vote or direct the vote as to the 96,805 Shares beneficially owned by him.

                Mr. Littlechild has the sole power to vote or direct the vote as to the 5,822 Shares beneficially owned by him.

          (ii)  Shared power to vote or to direct the vote:

                HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote as to the 84,638 Shares owned by HCV III.

                HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote as to the 24,855 Shares owned by HCV IV.


          (iii) Sole power to dispose or to direct the disposition of:

                Dr. Cavanaugh has the sole power to dispose of or to direct the disposition of the 40,243 Shares beneficially owned by him.

                Mr. Crouse has the sole power to dispose of or to direct the disposition of the 96,805 Shares beneficially owned by him.

                Mr. Littlechild has the sole power to dispose of or to direct the disposition of the 5,822 Shares beneficially owned by him.

          (iv)  Shared power to dispose or to direct the disposition of:

                HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of the 84,638 Shares owned by HCV III.

                HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of the 24,855 Shares owned by HCV IV.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].
          ----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

                           Not Applicable.
          ----------------------------------------------------------------------

Item 10. Certifications.

                           Not Applicable.
          ----------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2004         HealthCare Ventures III, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners III, L.P.

                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners III, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures IV, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners IV, L.P.

                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners IV, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------
                          James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     ----------------------------------------
                          Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     ----------------------------------------
                          William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  ----------------------------------------
                          John W. Littlechild

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Dendreon Corporation and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

February 17, 2004         HealthCare Ventures III, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners III, L.P.

                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners III, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Ventures IV, L.P.
Princeton, New Jersey     By: its General Partner, HealthCare Partners IV, L.P.

                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         HealthCare Partners IV, L.P.
Princeton, New Jersey
                                       By: /s/ Jeffrey Steinberg
                                          -------------------------------------
                                       Jeffrey Steinberg, Administrative Partner

February 17, 2004         /s/ James H. Cavanaugh, Ph.D
Princeton, New Jersey     -----------------------------------------
                          James H. Cavanaugh, Ph.D

February 17, 2004         /s/ Harold Werner
Princeton, New Jersey     ----------------------------------------
                          Harold Werner

February 17, 2004         /s/ William Crouse
Princeton, New Jersey     ----------------------------------------
                          William Crouse

February 17, 2004         /s/ John W. Littlechild
Cambridge, Massachusetts  ----------------------------------------
                          John W. Littlechild

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).